As filed with the Securities and Exchange Commission on August 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGIONAL MANAGEMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	979 Batesville Road, Suite B Greer, South Carolina 29651 (Address of principal executive offices, including zip code)	57-0847115 (I.R.S. Employer Identification Number)

REGIONAL MANAGEMENT CORP.

2015 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective April 27, 2017)

(Full title of the plan)

Brian J. Fisher

Executive Vice President, General Counsel, and Secretary

Regional Management Corp.

979 Batesville Road, Suite B

Greer, South Carolina 29651

(864) 448-7000

(Name, address and telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.10 per share	376,166	$17.79	$6,691,994	$869

(1)

This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act, based on the average ($17.79) of the high ($18.19) and low ($17.38) prices of Regional Management Corp.’s common stock on August 18, 2020, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Regional Management Corp. (the “Company”) to register an additional 376,166 shares (the “Additional Shares”) of the common stock of the Company, which are securities of the same class and relate to the same employee benefit plan, the Regional Management Corp. 2015 Long-Term Incentive Plan, as amended and restated effective April 27, 2017 (the “2015 Plan”), as those shares registered on the Company’s Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on (i) April 22, 2015 (Registration No. 333-203566), (ii) March 15, 2017 (Registration No. 333-216714), and (iii) May 2, 2017 (Registration No. 333-217598), which are hereby incorporated by reference. The Additional Shares represent shares that were subject to awards granted under the 2015 Plan, the Regional Management Corp. 2011 Stock Incentive Plan (the “2011 Plan”), or the Regional Management Corp. 2007 Management Incentive Plan (the “2007 Plan” and together with the 2011 Plan, the “Prior Plans”) that were forfeited, cancelled, terminated, expired, or lapsed for any reason and are eligible for re-issuance or issuance under the 2015 Plan pursuant to the terms of the 2015 Plan. As permitted by the rules of the Commission, this Registration Statement consists of only those items required by General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Certain attorneys of Womble Bond Dickinson (US) LLP beneficially own collectively less than one quarter of one percent (0.25%) of the Company’s outstanding shares of common stock.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

5	Opinion of Womble Bond Dickinson (US) LLP as to the legality of the common stock being registered

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5)

23.2	Consent of RSM US LLP

24	Powers of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Regional Management Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina, on this 21st day of August, 2020.

REGIONAL MANAGEMENT CORP.

By:	/s/ Robert W. Beck
Robert W. Beck President and Chief Executive Officer

Each of the undersigned, being a director and/or officer of Regional Management Corp. (the “Company”), hereby nominates, constitutes, and appoints Robert W. Beck and Brian J. Fisher, or any one of them severally, to be his/her true and lawful attorney-in-fact and agent and to sign in his/her name and on his/her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”) this Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form, and to file any and all amendments, including post-effective amendments, exhibits, and other documents and instruments in connection therewith, to this Registration Statement, making such changes to this Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his/her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of August 21, 2020.

/s/ Robert W. Beck		/s/ Michael S. Dymski
Name:	Robert W. Beck	Name:	Michael S. Dymski
Title:	President and Chief Executive Officer and Director (principal executive officer)	Title:	VP, Interim Chief Financial Officer, and Chief Accounting Officer (principal financial officer and principal accounting officer)

/s/ Carlos Palomares		/s/ Jonathan D. Brown
Name:	Carlos Palomares	Name:	Jonathan D. Brown
Title:	Chair of the Board of Directors	Title:	Director

/s/ Roel C. Campos		/s/ Maria Contreras-Sweet
Name:	Roel C. Campos	Name:	Maria Contreras-Sweet
Title:	Director	Title:	Director

/s/ Michael R. Dunn		/s/ Steven J. Freiberg
Name:	Michael R. Dunn	Name:	Steven J. Freiberg
Title:	Director	Title:	Director

/s/ Sandra K. Johnson
Name:	Sandra K. Johnson	Name:	Alvaro G. de Molina
Title:	Director	Title:	Director